ARBEITSVERTRAG zwischen der Pieris Pharmaceuticals GmbH, Zeppelinstraße 3, 85399 Hallbergmoos vertreten durch die Geschäftsführer Stephen S. Yoder und Hitto Kaufmann, die allein zur Vertretung der Gesellschaft befugt sind, - nachfolgend auch die „**Gesellschaft**" -, und **Dr. med. Tim Demuth** [redacted] - nachfolgend auch der „**Mitarbeiter**" -, - Gesellschaft und Mitarbeiter nachfolgend zusammen auch die „**Parteien**", jeder gesondert auch die „**Partei**" -	**EMPLOYMENT CONTRACT** between Pieris Pharmaceuticals GmbH, Zeppelinstraße 3, 85399 Hallbergmoos represented by its Managing Directors Stephen S. Yoder and Hitto Kaufmann, who are authorized to represent the Company alone, - hereinafter also referred to as the **"Company",** and **Dr. med Tim Demuth** [redacted] - hereinafter also referred to as the **"Employee"** - , - Company and Employee hereinafter collectively also the **"Parties"**, each of them individually also a **"Party"** -
§ 1 **Beginn des Arbeitsverhältnisses, Probezeit, Tätigkeit und Aufgabengebiet, Dienstort, aufschiebende Bedingung** (1) Das Arbeitsverhältnis beginnt am 01. Dezember 2021 (oder früher) und wird auf unbestimmte Zeit abgeschlossen.	**§ 1** **Beginning of Employment, Probationary Period, Job and Scope of Responsibilities, Workplace, Condition Precedent** (1) The employment relationship shall commence on December 01, 2021 (or earlier) and is entered for an indefinite term.
(2) Die ersten 6 Monate des Arbeitsverhältnisses gelten als Probezeit. Während dieser Zeit kann das Arbeitsverhältnis von beiden Parteien mit einer Frist von zwei Wochen gekündigt werden. Das Recht beider Parteien zur außerordentlichen Kündigung des Arbeitsverhältnisses aus wichtigem Grund bleibt unberührt.	(2) The first six months of the employment shall be deemed as a probationary period. During this time, both Parties shall be entitled to terminate the employment in observance of a notice period of two weeks. Both Parties' right to terminate the employment relationship with important cause and immediate effect shall remain unaffected.
(3) Der Mitarbeiter wird für die Gesellschaft nach Maßgabe dieses Arbeitsvertrages als Chief Medical Officer tätig.	(3) The Employee shall be employed by the Company according to the terms of this Employment Contract in the position of Chief Medical Officer.

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(4) Der Mitarbeiter wird die ihm übertragenen Aufgaben gewissenhaft und nach seinem besten Können sowie nach Maßgabe der Weisungen der Geschäftsführung der Gesellschaft oder von ihr bestellter Vorgesetz-ter erfüllen.	(4) The Employee shall perform the responsibilities transferred to him to the best of his abilities as well as according to the instructions of the Company's management or the superior appointed by management.
(5) Die Gesellschaft ist berechtigt, dem Mitarbeiter jederzeit ein anderes, seinen Fähigkeiten und Qualifikationen entsprechendes zumutbares, gleichwertiges Aufgaben- und Verantwortungsgebiet zu übertragen.	(5) The Company is entitled at any time to transfer to the Employee another reasonable area of tasks and responsibility which is equal of value and corresponds to his capabilities and qualifications.
(6) Dienstort des Mitarbeiters ist der jeweilige Sitz der Gesellschaft.	(6) The workplace of the Employee shall be respective current seat of the Company.
(7) Der Abschluss dieses Arbeitsvertrages steht unter der aufschiebenden Bedingung der Vorlage eines Aufenthaltstitels sowie einer ggf. erforderlichen Arbeitsgenehmigung des Mitarbeiters, mit denen die Berechtigung zur Ausübung der Tätigkeit in Deutschland nach Maßgabe dieses Arbeitsvertrages nachgewiesen wird.	(7) The conclusion of this Employment Contract shall be contingent upon the Employee providing legal proof of his authorization to stay and work in Germany and to render the services pursuant to this Employment Contract.
§ 2 **Arbeitszeit, Überstunden und Reisezeiten** (1) Die Position ist Vollzeit. Die regelmäßige wöchentliche Arbeitszeit beträgt 40 Stunden. Beginn, Ende und Dauer der täglichen Arbeitszeit richtet sich, wie die Lage der Pausen, nach den arbeitgeberseitigen Vorgaben.	**§ 2** **Work Hours, Overtime and Travel Times** (1) The position is full-time. The Employee shall have a regular working time of 40 hours per week. Beginning, end and duration of the daily working time as well as the time of the breaks shall be determined by the Company.
(2) Der Mitarbeiter ist verpflichtet, zumutbare Über- oder Mehrarbeit zu leisten. Überstunden sind so zu leisten, wie es der situationsbedingte Arbeitsumfang erfordert und soweit dies gesetzlich zulässig ist. Sie dürfen nur auf ausdrückliche Anweisung der Gesellschaft geleistet werden. Sämtliche Überstunden sowie geleisteter Mehraufwand sind von dem Festgehalt nach § 3 Abs. 1 umfasst und hierdurch vollständig abgegolten.	(2) Within the statutory regulations the Employee is obliged, insofar as is necessary and reasonable, to work overtime. Overtime is to be rendered as required by workload and insofar as legally permissible. It shall not be rendered unless the Company has explicitly instructed the Employee to render such overtime. All rendered overtime as well as rendered additional work shall be deemed fully compensated by the fixed salary pursuant to § 3 para 1.
(3) Reise- und/oder Dienstfahrzeiten stellen selbst dann keine Arbeitszeit im Sinne des Arbeitszeitgesetzes dar, wenn diese von der Gesellschaft angeordnet wurden und/oder an einem Sonn- bzw. Feiertag erfolgen. Dies gilt	(3) Travel and/or business trip times do not constitute working time within the meaning of the Working Hours Act ("Arbeitszeitgesetz") even if they have been ordered by the Company and/or take

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nur dann nicht, wenn (i) der Mitarbeiter durch die Reise selbst bereits die Hauptleistung seiner vertraglichen Verpflichtung erbringt oder (ii) die Gesellschaft den Mitarbeiter neben der Durchführung der Dienstreise zugleich auch noch anwies, während der Fahrt für die Gesellschaft Arbeitsleistung zu erbringen (z.B. mitgeführte Akten zu bearbeiten). Es besteht ausdrücklich keine Verpflichtung des Mitarbeiters, auf einer solchen Reise/Dienstfahrt selbst ein Fahrzeug zu steuern. Die Parteien sind verpflichtet, die Vorgaben des Arbeitszeitgesetzes einzuhalten.	place on a Sunday or public holiday. This only does not apply if (i) the Employee already performs the main part of his contractual obligation through the trip itself or (ii) the Company instructed the Employee not only to carry out the business trip but also to perform work for the Company during the trip (e.g. to process accompanying files). There is expressly no obligation on the part of the Employee to drive a vehicle himself on such a travel/business trip. The Parties are obliged to comply with the provisions of the Working Hours Act
(4) Vergütungspflichtig sind Reise- und/oder Dienstfahrzeiten im Sinne von Abs. 3 nur dann, wenn diese in die reguläre werktägliche Arbeitszeit des Mitarbeiters fallen oder die Gesellschaft die Vergütungspflicht gegenüber dem Mitarbeiter im Einzelfall jedenfalls in Textform bestätigt hat. Hierdurch darf jedoch nicht der dem Mitarbeiter für tatsächlich geleistete vergütungspflichtige Arbeit nach § 1 Abs. 1 MiLoG zustehende Anspruch auf den Mindestlohn unterschritten werden.	(4) Travel and/or business trip times within the meaning of para. 3 shall only be subject to remuneration if they fall within the Employee's regular working hours or if the Company has confirmed the remuneration obligation vis-à-vis the Employee in writing in individual cases. However, this must not result in the Employee's entitlement to remuneration for work actually performed and subject to re-muneration falling below the entitlement to the minimum wage in accordance with Sec. 1 para. 1 of the Minimum Wage Law ("Mindestlohngesetz").
§ 3 **Vergütung** (1) Der Mitarbeiter erhält eine Bruttovergütung von EUR 350.000,-- (dreihundertfünfzigtausend) jährlich. Die Jahresvergütung wird in 12 gleichen Raten bargeldlos gezahlt. Die Raten werden jeweils zum Ende eines Kalendermonats zahlbar.	**§ 3** **Remuneration** (1) The employee shall receive a yearly gross remuneration of EUR 350.000,-- (three hundred and fifty thousand). The yearly remuneration is paid in 12 equal installments by bank-transfer. The installments are due for payment at the end of each calendar month.
(2) Nach erfolgreicher Beendigung der Probezeit erhält der Mitarbeiter einen einmaligen „Sign-on"-Bonus in Höhe von EUR 110.000,- (brutto). Sollte der Mitarbeiter die Firma innerhalb von 24 Monaten nach Ende der Probezeit kündigen, ist der Bonus entsprechend nachfolgender Regelung zurückzuzahlen: Erfolgt die Kündigung innerhalb von 12 Monaten nach Ende der Probezeit, ist der volle Betrag zurückzuzahlen. Erfolgt die Kündigung nach 12 Monaten nach Ende der Probezeit und	(2) Upon successful completion of the probation period, the employee shall receive a one-time "sign-on" bonus of EUR 110.000, - (gross). If the employee resigns from the company within 24 months of the end of the probationary period, the bonus must be repaid, according to the following schedule: If the resignation occurs within 12 months after the end of the probationary period, the full amount must be repaid. If the resignation takes place

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innerhalb von 24 Monaten nach Ende der Probezeit, ist der hälftige Betrag zurückzuzahlen.	after 12 months after the end of the probationary period and within 24 months after the end of the probationary period, half of the amount must be repaid.
(3) Bei vollständiger Erfüllung von jährlich neu festzusetzenden Zielvorgaben erhält der Mitarbeiter zusätzlich zu der Festvergütung nach Abs. 1 einen jährlichen Bonus in Zielhöhe von 40% der jährlichen Bruttovergütung. Im Eintritts- und Austrittsjahr und für Zeiten, in denen aus sonstigen Gründen kein Anspruch auf die Vergütung gemäß Abs. 1 besteht, reduzieren sich die zu erreichenden Ziele, die darauf entfallenden Bonus-Teilbeträge und die Höhe des vollen Jahreszielbonus (100%) jeweils um 1/12 für jeden vollen Monat des Nichtbestehens des Arbeitsverhältnisses bzw. des Vergütungsanspruchs gemäß Abs. 1. Teile eines Monats werden anteilig berechnet. Die Auszahlung eines etwaigen Bonus wird nach dem jährlichen Annual Review des Mitarbeiters bestimmt und ausbezahlt, jedenfalls aber Ende März des auf das Geschäftsjahr folgenden Kalenderjahres.	(3) In the instance of full achievement of targets to be determined each year, the Employee is entitled to an annual bonus in the target amount of 40% of his respective yearly gross base salary in addition to his base salary pursuant to para 1. In the year of entry and the year of exit and for those times during which, for other reasons, no entitlement to salary exists as per para 1 the to be achieved targets, the partial bonus amounts that relate to it and the amount of the full annual target bonus (100%) are each reduced by 1/12 for each full month of nonexistence of the employment and/or entitlement to salary respectively as per para 1. Parts of a month are calculated proportionally. Such bonus amounts shall be determined and paid out after the Employee's Annual Review, however, no later than the end of March of the calendar year following the respective business year.
(4) Gehaltsüberzahlungen sind durch den Mitarbeiter zurückzuerstatten. Die Gesellschaft ist zur Verrechnung von überzahlten Bezügen im Rahmen folgender Gehaltszahlungen berechtigt. Der Einwand des Wegfalls der Bereicherung (§ 818 Abs. 3 BGB) ist ausgeschlossen.	(4) Overpayments of salary are to be reimbursed by the Employee. The Company shall be entitled to set-off overpaid amounts within the framework of subsequent salary payments. The defense of the lapse of unjust enrichment (Sec. 818, para. 3 German Civil Code (BGB)) is precluded.
(5) Etwaige Steuern im Zusammenhang mit der Gewährung von Sachbezügen sind von dem Mitarbeiter zu zahlen.	(5) Any taxes in connection with the grant of benefits or payments in kind are to be paid by the Employee.
(6) Der Mitarbeiter ist berechtigt, an dem Optionsprogramm der Pieris Pharmaceuticals, Inc. teilzunehmen. Die Voraussetzungen und der Umfang der Teilnahme bestimmen sich allein nach den zwischen dem Mitarbeiter und der Pieris Pharmaceuticals, Inc. zu treffenden Vereinbarungen. Es gibt keine Ansprüche des Mitarbeiters gegen die Gesellschaft aus dem Optionsprogramm. Die Gesellschaft wird die Zuteilung von 360.000 Aktienoptionen der Pieris Pharmaceuticals, Inc. beim Aufsichtsrat	(6) The Employee shall be eligible to participate in the option pool of Pieris Pharmaceuticals, Inc., the preconditions and extent of which shall be solely agreed between Pieris Pharmaceuticals, Inc. and the Employee. There are no entitlements of the Employee against the Company based on the option pool. The Company shall request a grant of 360,000 stock options of Pieris Pharmaceuticals, Inc. from

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der der Pieris Pharmaceuticals, Inc. beantragen.	the Board of Directors Pieris Pharmaceuticals, Inc.
(7) Die Gesellschaft wird zu Gunsten des Mitarbeiters eine betriebliche Altersversorgung abschließen mit einer Beitragshöhe von 2% des jeweils aktuellen Festgehalts bis zur Höhe der jeweils gültigen Beitragsbemessungsgrenze der gesetzlichen Rentenversicherung sowie 4% des jeweils aktuellen Festgehalts über der jeweils gültigen BBG der gesetzlichen Rentenversicherung.	(7) The Company shall conclude a company pension plan in favor of the employee with a contribution amount of 2% of the respective current fixed salary up to the amount of the respective valid social security ceiling of the statutory pension insurance and 4% of the respective current fixed salary above the respective valid BBG of the statutory pension insurance.
§ 4 **Spesen und Auslagen** Notwendige Reisekosten und Spesen werden dem Mitarbeiter durch die Gesellschaft im Rahmen der steuerlichen Höchstbeträge erstattet. Die Erstattung von Reisekosten und Spesen setzt den Nachweis durch Vorlage entsprechender Belege voraus. Einzelheiten können sich aus einer etwaigen Spesen- und Reisekostenrichtlinie der Gesellschaft ergeben.	**§ 4** **Expenses and Expenditures** Necessary travel costs and expenses shall be reimbursed to the Employee by the Company within the framework of the maximum amounts permitted according to the tax regulations. The reimbursement of travel costs and expenses prerequisites provision of proof by submission of respective receipts. Details can be set forth in a possible Expenses and Travel Costs Directive of the Company.
§ 5 **Erholungsurlaub** (1) Der Mitarbeiter hat Anspruch auf den gesetzlichen Mindesturlaub von 20 Arbeitstagen pro Kalenderjahr bezogen auf eine 5-Tage-Woche. Die Festlegung des Urlaubs erfolgt durch die Gesellschaft unter Berücksichtigung der Wünsche des Mitarbeiters, die der Gesellschaft rechtzeitig mitzuteilen sind. Dringende betriebliche Gründe gehen vor.	**§ 5** **Holiday** (1) The Employee shall receive the statutory minimum vacation of 20 working days per calendar year, based on a week of 5 working days. It shall be up to the Company to decide when to take vacation, however, hereby taking the Employee's wishes in consideration of which the Employee shall inform the Company in due time. Urgent operational reasons shall prevail.
(2) Zusätzlich gewährt die Gesellschaft dem Mitarbeiter einen Urlaubsanspruch von 10 Arbeitstagen im Kalenderjahr basierend auf einer Fünf-Tage-Woche. Für diesen zusätzlichen, übergesetzlichen Urlaub gilt, abweichend von den rechtlichen Vorgaben für den gesetzlichen Mindesturlaub, dass der Urlaubsanspruch spätestens nach Ablauf des Übertragungszeitraums gem. § 7 Abs. 3 BUrlG (31. März. Des Folgejahres) verfällt, auch dann, wenn der Urlaub aus vom Mitarbeiter nicht zu vertretenden Gründen (zum	(2) Additionally, the Company grants the Employee a contractual vacation of 10 working days per calendar year based on a Five-working-day-week. Notwithstanding the legal requirements for the statutory minimum vacation, the entitlement to this additional vacation shall lapse at the latest following the expiration of the transfer term pursuant to Sec. 7 para 3 of the German Federal Holiday Act (BUrlG) (March 31 of the following year), if the vacation cannot be taken due to reasons for which

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Beispiel wegen Arbeitsunfähigkeit) nicht genommen werden kann. Vom Mitarbeiter genommene Urlaubstage werden zuerst auf den gesetzlichen Mindesturlaub nach Abs. 1 angerechnet.	the Employee does not bear any responsibility (for example illness of the Employee). Holidays taken by the Employee shall be imputed to the statutory minimum vacation pursuant to para 1 first.
(3) Scheidet der Mitarbeiter unterjährig aus dem Arbeitsverhältnis aus, so richtet sich die Höhe des anteiligen gesetzlichen Mindesturlaubs gemäß Abs. 1 nach den gesetzlichen Vorschriften (§ 5 BUrlG). Hinsichtlich des vertraglichen Zusatzurlaubs gemäß Abs. 2 erhält der Mitarbeiter den zeitanteiligen Urlaubsanspruch (*Zwölftelungsprinzip*); vertraglicher Zusatzurlaub gemäß Abs. 2, der nicht bis zum Ende des Arbeitsverhältnisses genommen wurde, verfällt ersatzlos.	(3) If the Employee leaves the Company during a calendar year, he is entitled to the statutory holiday entitlement for this calendar year in accordance with the statutory provisions (Sec. 5 of the German Federal Leave Act). As to the additional contractual vacation pursuant to para 2, the Employee is entitled to a pro rata temporis holiday entitlement (*Zwölftelungsprinzip*); additional contractual vacation pursuant to para 2 which was not taken until termination of employment, shall lapse without replacement.
(4) Hat der Mitarbeiter im Zeitpunkt seines Ausscheidens aus dem Unternehmen mehr Urlaub erhalten, als ihm zusteht, so hat er den auf den zu viel gewährten Urlaub entfallenden Abgeltungsbetrag zu erstatten. Dies gilt nicht hinsichtlich des gesetzlichen Mindesturlaubs, wenn die Zuvielgewährung von Urlaub darauf beruht, dass der Mitarbeiter nach erfüllter Wartezeit in der ersten Hälfte des Kalenderjahres ausscheidet.	(4) If the Employee, by the time he leaves the Company, has received more vacation than he was entitled to, he shall compensate the Company for such vacation additionally received. This shall not apply with regard to the statutory minimum vacation, provided the vacation granted without entitlement was granted because the Employee leaves the Company after the waiting period in the first half of the calendar year.
(5) Konnte der Mitarbeiter den gesetzlichen Mindesturlaub gemäß Abs. 1 ganz oder teilweise aus von ihm nicht zu vertretenden Gründen nicht nehmen und besteht deswegen sein Urlaubsanspruch noch, so hat er die Erteilung des Urlaubs innerhalb einer Ausschlussfrist von drei Monaten nach Wiedererlangung der Arbeitsfähigkeit schriftlich geltend zu machen. Die Versäumnis der Frist führt zum Verfall des Anspruchs. Für den Fall, dass der Mitarbeiter den Urlaub wegen einer medizinisch belegten Krankheit nicht in diesen ersten drei Monaten des Folgejahres nehmen kann, besteht der nicht genommene Urlaubsanspruch maximal noch für eine weitere Dauer von 12 Monaten (d.h. insgesamt 15 Monate nach Ablauf des betreffenden Kalenderjahres) fort, jedoch lediglich in Höhe des gesetzlichen Mindesturlaubs.	(5) If the Employee was not able to take the statutory minimum vacation according to para 1, in whole or in part, due to reasons for which he does not bear the legal responsibility, so that he continues to have his holiday entitlement, he shall assert such entitlement to vacation in writing within a term of three months after resuming his capability to work. The failure to observe such time-limit results in the lapse of the claim. In case the Employee cannot take the vacation within the first three months of the following year due to an illness as proven by a medical certificate, the holiday entitlement shall continue to exist for another maximum term of 12 months (i.e. 15 months following the expiration of the respective calendar year in total), however, only in the amount of the statutory minimum vacation.

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(6) Der Mitarbeiter darf während des Urlaubs keine dem Urlaubszweck widersprechende Erwerbstätigkeit aufnehmen.	(6) During his vacation, the Employee shall not carry out any gainful employment which contradicts the purpose of the vacation.
(7) Tritt der Mitarbeiter unterjährig in das Ar-beitsverhältnis ein, so richtet sich die Höhe des gesetzlichen Mindesturlaubs gemäß Abs. 1 nach den gesetzlichen Vorschriften des Bundesurlaubsgesetzes. Hinsichtlich des vertraglichen Zusatzurlaubs gemäß Abs. 2 erhält der Mitarbeiter auch dann nur den zeitanteiligen Urlaubsanspruch (Zwölftelungsprinzip), wenn der volle gesetzliche Mindesturlaubsanspruch gemäß § 4 BUrlG bereits erworben wurde. Der Mitarbeiter legt der Gesellschaft bei Arbeitsantritt eine Bescheinigung über den von ihm bei seinem letzten Arbeitsgeber genommenen bzw. abgegoltenen Urlaub vor.	(7) If the Employee enters into the Company during the course of a calendar year, the statutory minimum vacation pursuant to para 1 shall be determined in accordance with the provisions of the German Federal Leave Act. As to the additional contractual vacation pursuant to para 2, the Employee shall only be entitled to the pro rata temporis holiday entitlement (Zwölftelungsprinzip); even pro-vided that the entire statutory minimum entitlement pursuant to Sec. 4 of the German Federal Leave Act has already been accrued. Upon beginning of work, the Employee shall furnish the Company with a confirmation as to the vacation taken at or compensated by his former employer.
§ 6 **Arbeitsverhinderung und Krankheit** (1) Im Falle der Arbeitsverhinderung hat der Mitarbeiter der Gesellschaft die Gründe und die voraussichtliche Dauer seiner Verhinderung unverzüglich mitzuteilen. Bei Arbeitsverhinderung durch Krankheit hat der Mitarbeiter spätestens bis zum Ablauf des 3. Werktages nach Eintritt der Arbeitsverhinderung seine Arbeitsunfähigkeit und deren voraussichtliche Dauer durch ärztliches Attest nachzuweisen. Sollte die Krankheit länger als in der Arbeitsunfähigkeitsbescheinigung angegeben andauern, gelten die Sätze 1 und 2 entsprechend. Auf Verlangen der Gesellschaft ist der Mitarbeiter verpflichtet, bereits ab dem ersten Tag einer Arbeitsverhinderung durch Krankheit eine ärztliche Arbeitsunfähigkeitsbescheinigung beizubringen. Ärztliche Arbeitsunfähigkeitsbescheinigungen auf der Grundlage von Fernbehandlungen, die ausschließlich über das Internet ("online") durchgeführt werden, werden nicht als ordnungsgemäßer Nachweis einer krankheitsbedingten Arbeitsunfähigkeit anerkannt.	**§ 6** **Inability to Work and Illness** (1) In the event of inability to work, the Employee shall notify the Company without undue delay of his inability, together with a statement of the grounds and the foreseeable duration. In the event of inability to work due to the illness, the Employee shall prove such inability to work and the foreseeable duration thereof by a medical certificate at the latest up until the expiration of the third work day after occurrence of the inability to work. Should the illness last for a time period which extends beyond the time period stated in the medical certificate of inability to work, then sentences 1 and 2 hereof shall apply accordingly. Upon the demand of the Company, the Employee shall be obligated to provide a medical certificate already as of the first day of the inability to work due to illness. Medical certificates of inability to work based on remote treatment carried out exclusively via the Internet ("online") are not recognized as proper proof of inability to work due to illness.

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(2)	Ist der Mitarbeiter infolge von Krankheit oder Unfall verhindert zu arbeiten, ohne dass ihn ein Verschulden trifft, wird die Gesellschaft dem Mitarbeiter seine vertraglichen Bezüge nach Maßgabe der jeweils geltenden gesetzlichen Bestimmungen unter Anrechnung sämtlicher Leistungen, die dem Mitarbeiter von einer gesetzlichen oder privaten Krankenversicherung für den Verdienstausfall gezahlt werden, fortzahlen. Die Fortzahlung der Bezüge erfolgt längstens bis zur Beendigung des Anstellungsverhältnisses.	(2)	Should the Employee be unable to work due to illness or accident, at no fault of his own, the Company shall continue to pay the Employee his contractual remuneration payments according to the respectively applicable statutory provisions, with crediting of all benefits which the Employee is paid by a statutory or private health insurance for the loss of earnings. The continuation of payment of remuneration shall occur for a maximum period up until the ending of the Employment Contract.
(3)	Soweit die Arbeitsverhinderung auf einem Ereignis beruht, aufgrund dessen dem Mitarbeiter Schadensersatzansprüche gegen einen Dritten zustehen, werden diese in Höhe der Vergütungsfortzahlung an die Gesellschaft abgetreten. Der Mitarbeiter hat die Gesellschaft unverzüglich über von Dritten schuldhaft verursachte Arbeitsunfähigkeitszeiten zu informieren. Der Mitarbeiter ist verpflichtet, im Einzelfall eine schriftliche Abtretungserklärung zu unterzeichnen.	(3)	Insofar as the inability to work is caused by an event by virtue of which the Employee is entitled to damage claims against a third party, these shall be assigned to the Company in the amount of the continued payment of remuneration. The Employee shall inform the Company without undue delay regarding periods of inability to work culpably caused by third parties. The Employee is obligated to sign a written assignment declaration in the individual case.
(4)	Der Mitarbeiter hat im Falle einer sonstigen, also nicht auf Krankheit beruhenden unverschuldeten vorübergehenden Arbeitsverhinderung keinen Anspruch auf Fortzahlung seiner Vergütung. Die Regelung des § 616 BGB findet keine Anwendung.	(4)	In cases of other temporary inability to work without fault on his part which is not caused by illness, the Employee shall not have a claim to continued payment of his remuneration. The regulation set forth in Sec. 616 BGB shall not apply.
(5)	Überschreitet die Arbeitsunfähigkeit des Mitarbeiters eine Dauer von 6 Wochen innerhalb eines Zeitraums von 6 Monaten, unabhängig davon, ob die Dauer der Arbeitsunfähigkeit in einem zusammenhängenden Zeitraum oder in mehreren Einzelzeiträumen erfolgt (z.B. im Falle von Kurzerkrankungen), ist die Gesellschaft berechtigt, die Entgeltfortzahlung ab dem ersten Tag, der dem 6-Wochen-Zeitraum folgt, einzustellen. Dies gilt nicht, wenn der Mitarbeiter der Gesellschaft nachweist, dass die Voraussetzungen des § 3 Abs. 1 Satz 2 Entgeltfortzahlungsgesetz vorliegen.	(5)	If the inability to work of the Employee exceeds a term of six weeks within an overall period of six months, irrespective of whether the duration of the inability to work takes place in a continuous term or in several individual terms (for example in the instance of short term illnesses), the Company shall be entitled to stop the continued remuneration as of the first day which follows the six-week-term. This shall not apply if the Employee proves to the Company that the requirements of section 3 para 1 clause 2 of the German Continued Remuneration Law are met.
(6)	Der Mitarbeiter verpflichtet sich, im Falle der Arbeitsunfähigkeit nach Abs. 5 Satz 1 unverzüglich seine (gesetzliche oder private) Krankenversicherung über die Arbeitsunfähigkeit,	(6)	In the instance of inability to work according to para 5 clause 1, the Employee shall inform his (statutory or private) health insurance without undue delay about the

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deren Ursache und deren tatsächliche und voraussichtliche Dauer zu informieren. Hierzu wird er der Krankenversicherung entsprechende ärztliche Atteste sowie Folgeatteste übermitteln. Diesbezüglich findet Absatz 1 S. 3 entsprechende Anwendung.	inability to work, its cause and factual and estimated duration. In this regard, he will provide the health insurance with corresponding medical certificates as well as subsequent certificates. In this regard, para 1 clause 3 shall apply accordingly.
(7) Zur Beseitigung von Zweifeln an der Arbeitsunfähigkeit des Mitarbeiters ist dieser auf Aufforderung der Gesellschaft verpflichtet, sich von einem Arzt des Medizinischen Dienstes der Krankenkassen untersuchen zu lassen. Eine Untersuchung muss binnen 2 Tagen nach Aufforderung durch die Gesellschaft und Benennung des Arztes erfolgen. Der Arzt hat dann die Arbeitsunfähigkeit zu beurteilen, die der Gesellschaft schriftlich mitgeteilt wird. Der Arzt ist nicht verpflichtet, der Gesellschaft weitere Details zur Krankheit mitzuteilen.	(7) In order to eliminate doubts as to inability of the Employee to work, the Employee shall, upon request of the Company, undergo medical examination by a doctor of the "Medizinischer Dienst der Krankenkassen". Such examination shall take place within 2 days following the request of the Company and the appointment of a doctor. The doctor shall then assess the inability to work about which the Company shall be informed in writing. The doctor is not obliged to notify the Company of further details as to the illness.
(8) Verweigert der Mitarbeiter die Untersuchung nach Abs. 7, ist die Gesellschaft berechtigt, eine ansonsten gebotene Entgeltfortzahlung zurückzubehalten. Weitere arbeitsrechtliche Sanktionen bleiben hiervon unberührt.	(8) If the Employee refuses the examination according to para 7, the Company shall be entitled to withhold payment of continued remuneration which it otherwise would have to render. Further employment law sanctions shall remain unaffected hereby.
§ 7 **Nebentätigkeit / Wettbewerbsverbot** (1) Der Mitarbeiter ist grundsätzlich verpflichtet, seine gesamte Arbeitszeit den Aufgaben und Pflichten nach diesem Arbeitsvertrag zu widmen. Während der Dauer des Arbeitsverhältnisses bedarf die Ausübung jeder entgeltlichen oder unentgeltlichen Nebentätigkeit und die Wahrnehmung von Ehrenämtern sowie das Halten von Beteiligungen an Unternehmen, die mit der Gesellschaft in Konkurrenz stehen, der ausdrücklichen vorherigen schriftlichen Zustimmung der Gesellschaft, die jedoch nur bei berechtigten Interessen der Gesellschaft verweigert werden darf. Ausgenommen von der Zustimmungspflicht sind der Erwerb und das Halten von Anteilen an börsennotierten Gesellschaften bis zu einer Grenze von 2% des Grundkapitals. Eine Mitgliedschaft in Aufsichts- oder Beiräten anderer Gesellschaften sowie sonstiger Institutionen, die im Zusammenhang mit dem	**§ 7** **Side-line Activity / Prohibition of Competition** (1) The Employee shall on principle be obliged to dedicate his entire working capacity to the tasks and duties under this Employment Contract. During the term of this employment relationship, any side-line activities or honorary posts which the Employee takes up against or without payment as well as the ownership in companies which are in competition with the Company shall not be admissible except with the prior written approval of the Company, which may only be rejected upon justified interests of the Company. The purchase and ownership of shares of companies listed in a stock exchange up to a threshold of 2 % of the share capital shall be exempt from this obligation to consent. The membership in supervisory or advisory boards as well as other

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Geschäftsgegenstand der Gesellschaft stehen oder sonst die Interessen der Gesellschaft oder eines mit ihr verbundenen Unternehmens ersichtlich berühren, bedarf ebenfalls der ausdrücklichen vorherigen schriftlichen Zustimmung der Gesellschaft. Eine erteilte Zustimmung kann jederzeit im Rahmen billigen Ermessens durch die Gesellschaft widerrufen werden.	institutions that have a connection to the corporate purpose of the Company or otherwise affect the interests of the Company, or a company affiliated with it, require prior written consent of the Company, too. A granted consent may be revoked by the Company at any time at its reasonable discretion.
(2) Dem Mitarbeiter ist es untersagt, während der Dauer dieses Vertrages in selbständiger, unselbständiger oder sonstiger Weise für ein Unternehmen tätig zu werden, das mit der Gesellschaft im direkten oder indirekten Wettbewerb steht oder mit einem Wettbewerbsunternehmen verbunden ist. In gleicher Weise ist es dem Mitarbeiter untersagt, während der Dauer dieses Verbots ein solches Unternehmen zu errichten, zu erwerben oder sich hieran unmittelbar oder mittelbar zu beteiligen. Das Wettbewerbsverbot gilt auch zugunsten der mit der Gesellschaft verbundenen Unternehmen. Im gleichen Maße ist es dem Mitarbeiter untersagt, während der Dauer dieses Vertrages direkt oder indirekt, selbst oder durch andere, Mitarbeiter und/oder Kunden der Gesellschaft oder der mit der Gesellschaft verbundenen Unternehmen abzuwerben oder abwerben zu lassen.	(2) During the term of the employment relationship, Employee shall be prohibited from working, whether directly or indirectly, whether on a self-employed basis or as employee, for any competing enterprise as well as from taking up any self-employed activities capable of competing with the Company. For the term of this prohibition, the Employee is also prohibited from founding or purchasing such a company and to take a share in it indirectly. The non-compete obligation shall also apply with regard to the affiliated companies of the Company. To the same extent, the Employee shall be prohibited from enticing away or to have enticed away, directly or indirectly, employees and/or customers of the Company or its affiliated companies for the term of this Employment Contract.
§ 8 **Annahme von Geschenken** Geschenke, Vergünstigungen oder sonstige Leistungen dritter Personen, insbesondere von Geschäftspartnern der Gesellschaft, die im Zusammenhang mit der Arbeit des Mitarbeiters stehen können, wird der Mitarbeiter unverzüglich an die Gesellschaft herausgeben oder ablehnen. Die Gesellschaft wird über jedes Angebot unverzüglich und vollständig unterrichtet.	**§ 8** **Acceptance of Gifts** Gifts, benefits or other payments of third parties, in particular, of business partners of the Company which could be made in connection with the work of the Employee shall be surrendered without undue delay to the Company or shall be refused. The Company shall be completely notified with regard to each offer without delay.
§ 9 **Geheimhaltungspflicht / Rückgabe von Gegenständen, Unterlagen und Daten** (1) Der Mitarbeiter wird sämtliche ihm aufgrund oder im Zusammenhang mit seiner Tätigkeit für die Gesellschaft bekannt werdenden Tatsachen und Umstände, insbesondere	**§ 9** **Confidentiality Obligation / Return of Objects, Documents and Data** (1) The Employee shall maintain as strictly confidential all facts and circumstances becoming known to him on the basis of or in connection with his work, in particular,

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sämtliche Geschäfts- und Betriebsgeheimnisse sowie alle Geschäfts- und Betriebsdaten, die die Gesellschaft und die mit der Gesellschaft verbundenen Unternehmen oder deren Geschäftsbetrieb betreffen, streng vertraulich behandeln, geheim halten und Dritten nicht zugänglich machen. Dies gilt auch für alle sonstigen Kenntnisse, die der Mitarbeiter über Unternehmen und/oder Personen erwirbt, die als Vertragspartner oder in anderer Weise mit der Gesellschaft und den mit ihr verbundenen Unternehmen in Geschäftsbeziehung stehen. Diese Verpflichtung gilt auch nach Beendigung des Anstellungsverhältnisses. Zu den geheim zu haltenden Geschäftsgeheimnissen zählen insbesondere, aber nicht ausschließlich: • Geschäftsstrategien • wirtschaftliche Planungen • Preiskalkulationen und –gestaltungen • Wettbewerbsmarktanalysen • Umsatz- und Absatzzahlen • Personaldaten • Personalrestrukturierungskonzepte • Produktspezifikationen • Erfindungen, , technische Verfahren und Abläufe, die nicht öffentlich bekannt sind und einen wirtschaftlichen Wert für das Unternehmen darstellen • Kundendaten • Lieferantendaten • Passwörter, Zugangskennungen • Forschungsergbnisse	all business and trade secrets as well as all business and trade data which relates to the Company and the companies affiliated with the Company or their business operations and shall not make such accessible to third parties. This shall apply also for all knowledge which the Employee gains regarding companies and/or persons which/who are contract partners or otherwise have business relationships with the Company and the affiliated companies of the Company. This obligation shall apply also after the ending of the Employment Contract. The business secrets to be kept secret include in particular, but are not limited to: • business strategies • economic plans • price calculations and structures • competitive market analyses • turnover and sales figures • personnel data • personnel restructuring concepts • product specifications • Inventions, technical processes and procedures that are not publicly known and represent an economic value for the company • customer data • supplier data • Passwords, access codes.
(2) Alle Geschäftsunterlagen, Kundenlisten, Aufzeichnungen sowie sonstige Unterlagen, Gegenstände und Daten, gleich welcher Art, die die Gesellschaft und die mit ihr verbundenen und/oder in Geschäftsbeziehungen stehenden Unternehmen und/oder Personen betreffen, sind und bleiben Eigentum der Gesellschaft. Sie sind von dem Mitarbeiter so zu behandeln, als seien sie ihm als Geschäfts- und Betriebsgeheimnisse persönlich anvertraut. Der Mitarbeiter ist nicht berechtigt, Geschäftsunterlagen, Kundenlisten, Aufzeichnungen oder sonstige Unterlagen, Gegenstände und	(2) All business documents, customer lists, records as well as other documents, objects and data, of whatever kind, which relate to the Company and the affiliated companies of it and/or companies and/or persons having business relationships with it are and remain the property owned by the Company. These shall be so treated by the Employee as if these are entrusted to him as a business and trade secret. The Employee is not entitled to use business documents, customer lists, records or other documents, objects and

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Daten für nicht dienstlich bezogene oder für fremde Zwecke zu nutzen oder Dritten zugänglich zu machen. Auf Verlangen der Gesellschaft sind vorstehende Gegenstände, Unterlagen und Daten, einschließlich sämtlicher wie auch immer hergestellter Kopien gleich welcher Art der Gesellschaft jederzeit, spätestens jedoch bei Beendigung des Anstellungsverhältnisses oder einer Freistellung zurückzugeben. Die Geltendmachung eines Zurückbehaltungsrechts ist ausgeschlossen. Auf Verlangen der Gesellschaft hat der Mitarbeiter die Vollständigkeit der Rückgabe mindestens in Textform zu versichern.	data for his own use or the use of third parties or to make such accessible to third parties. Upon the demand of the Company, the afore-mentioned objects, documents and data, including all copies whatsoever made thereof of whatever kind are to be returned to the Company at any time but, however, at the latest, upon the ending of the Employment Contract or upon a release from performance of the employment obligations. The claim of a right of retention is precluded. Upon request of the Company, the Employee shall confirm complete return of company property at least in text form.
§ 10 **Rechte an Arbeitsergebnissen**	**§ 10** **Intellectual Property Rights**
(1) Erfindungen und technische Verbesserungsvorschläge, die der Mitarbeiter während seiner Tätigkeit für die Gesellschaft oder im Zusammenhang mit seiner Tätigkeit für die Gesellschaft oder aufgrund von Arbeitserzeugnissen der Gesellschaft gemacht oder erarbeitet hat, sind unverzüglich in Textform zu melden. Für patent- oder gebrauchsmusterfähige Erfindungen oder technische Verbesserungsvorschläge, die von der Gesellschaft verwertet werden, zahlt die Gesellschaft eine Arbeitnehmererfindervergütung nach den gesetzlichen Bestimmungen des Arbeitnehmererfindungsgesetzes. Abs. 12 S. 1 findet insoweit keine Anwendung.	(1) Inventions and technical improvement proposals which the Employee has created or made during or in connection with his services for the Company or on the basis of work products of the Company are to be notified immediately to the Company in text form. For patentable inventions and eligible utility models or technical improvement proposals that are exploited by the Company, the Employee shall be eligible to an invention remuneration by the Company according to the legal provisions of the Employee Inventions Act (*Arbeitnehmererfindungsgesetz*). Insofar para 12 cl. 1 shall not apply.
(2) Der Mitarbeiter überträgt hiermit im Wege der Abtretung an die Gesellschaft, die diese Abtretungen hiermit annimmt, unwiderruflich alle etwaig bestehenden und zukünftigen gewerblichen Schutzrechte, Urheberrechte und verwandte Schutzrechte sowie sonstige Ausschließlichkeitsrechte, insbesondere solche aus Patent-, Gebrauchsmuster-, Marken-, Design- oder Urheberrecht, an den Arbeitsergebnissen, die der Mitarbeiter während oder außerhalb der Arbeitszeit	(2) The Employee hereby irrevocably assigns and shall assign to the Company, which hereby accepts such assignment, all possibly existing and future intellectual property rights, copyrights and affiliated propriety rights as well as all other exclusive rights, including but not limited to rights from patents, utility patents, trademarks, designs or copyrights in and to the work results which the Employee obtains, within or outside his working hours,
a) während der Dauer seines Arbeitsverhältnisses erstellt und die einen Bezug zu seinen	a) during the term of his employment and which have a connection to his employment tasks, and /or

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	arbeitsvertraglichen Aufgaben haben, und/oder		
	b) im Zusammenhang mit arbeitsvertraglichen Tätigkeiten für die Gesellschaft erworben hat, und/oder		b) in connection with his contractual services rendered on behalf of the Company, and/or
	c) unter Verwendung von Material und/oder Arbeitszeit, die von der Gesellschaft zur Verfügung gestellt wurden, entwickelt oder erworben hat (nachfolgend zusammen die **„Arbeitsergebnisse"**), jeweils mit Wirkung zum Zeitpunkt ihres Entstehens. Zu den Arbeitsergebnissen gehören insbesondere Datenverarbeitungsprogramme, schriftliche Unterlagen (Dokumentationen, Handbücher etc.), Softwarebeschreibungen (Pflichtenhefte, Grob- und Feinspezifikationen etc.), Darstellungen in wissenschaftlicher und technischer Art (z.B. Pläne, Skizzen, Tabellen etc.), Datenbanken sowie Schulungsmaterialen und sonstige Bild- und Sprachwerke. Soweit eine Abtretung der oben genannten Rechte nicht möglich ist, überträgt der Mitarbeiter der Gesellschaft das ausschließliche, zeitlich, räumlich und inhaltlich unbeschränkte Nutzungs- und Verwertungsrecht für alle etwaigen nach Marken-, Gebrauchsmuster-, Urheberrecht und Design schutzfähigen Arbeitsergebnisse sowie allen unter sonstige Immaterialgüterrechte fallenden Arbeitsergebnisse. Die Übertragung schließt auch Rechte ein, die ggf. schon vor Aufnahme der Tätigkeit des Mitarbeiters für die Gesellschaft von ihm erworben wurden, sowie Rechte, die der Mitarbeiter privat und/oder im Ausland erworben hat, sofern die zuvor genannten Voraussetzungen lit. a) -c) (alternativ oder kumulativ) vorliegen.		c) upon use of material and/or work time provided by the Company (collectively the **"Work Results"**), in each case with effect from the time of their development. The Work Results shall include, but not be limited to, data processing programs, written documentation (documents, handbooks, etc.), software descriptions (system specifications, rough and subtle specifications, etc.), presentations of scientific and technical kind (for example plans, sketches, charts, etc.), data bases as well as teaching material and other image and language works. If and to the extent to, such assignment of the aforementioned rights is not possible, the Employee hereby assigns and shall assign to the Company the exclusive right of use and exploitation, which is unrestricted in terms of time, territory and subject-matter, for all possible protectable Work Results, which may otherwise be protectable according to utility patents, trademarks, designs or copyrights according to any other industrial property right, as well as all other Work Results capable of any other protection under intellectual property rights. This assignment shall also encompass rights which were generated prior to the Employee's beginning of his services hereunder as well as rights obtained by the Employee in private and/or abroad, provided the preconditions under lit. a) – c) are met (alternatively or cumulatively).
(3)	Die Übertragung nach Abs. 2 gilt auch für Manuskripte, Zeichnungen, Bilder einschließlich der Negative, Datenträger sowie sonstige Vorarbeiten und umfasst auch das Recht zur vollständigen oder teilweisen Übertragung	(3)	The grants of rights pursuant to para 2 shall also encompass and relate to manuscripts, drawings, pictures including negatives, data carrier plus any other preparatory work. It shall also include the right to complete or partial transfer of

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von Nutzungsrechten und zur Vergabe von Lizenzen an Dritte. Von der Rechteübertragung nach Abs. 2 umfasst sind insbesondere auch die folgenden Rechte:	exploitation rights and to grant licenses to third parties. The assignment of rights pursuant to para 2 shall also include, but not be limited to, the following rights:
a) das Vervielfältigungsrecht, insbesondere das Recht, die Arbeitsergebnisse oder deren Bearbeitungen vollständig oder teilweise, dauerhaft oder vorübergehend mit jedem Mittel und in jeder Form auf allen Speichermedien körperlich festzulegen sowie dauerhaft oder vorübergehend durch Laden, Anzeigen, Ablaufen, Übertragen und/oder Speichern zum Zwecke der Ausführung und/oder der Verarbeitung von Datenbeständen zu vervielfältigen;	a) The right of permanent or temporary reproduction of the Work Results by any means and in any form, in part or in whole, including loading, displaying, running, transmission, and/or storage and copies of the Work Results for the purpose of processing and reproduction of database;
b) das Verbreitungsrecht, also insbesondere das Recht, die Tätigkeitsergebnisse oder deren Bearbeitungen oder Vervielfältigungsstücke hiervon einem oder mehreren Dritten entgeltlich oder unentgeltlich, dauerhaft oder vorübergehend auf alle Verbreitungs- und Vertriebsarten und -wege körperlich weiterzugeben;	b) the right of distribution, in particular the right of transferring the Work Results or their editing or reproductions to one or more third parties free of charge or for a consideration, permanent or temporary and in any form;
c) das Vermiet- und Verleihrecht, insbesondere das Recht, die Arbeitsergebnisse zu vermieten und/oder zu verleihen;	c) the rental right and lending right, in particular the right to rent and lend the Work Results
d) das Datenbankrecht, also insbesondere das Recht, die Arbeitsergebnisse in eine Datenbank einzuspeisen oder als Sammlung, die durch ein Datenbankmanagementsystem verwaltet wird, auf beliebigen Datenträgern zu speichern, diese Datenträger in beliebiger Form zu vervielfältigen, zu verbreiten, zu vermieten, zu verleihen und/oder online, insbesondere im Internet bzw. WWW, bereitzuhalten, zu übertragen, wiederzugeben, öffentlich zugänglich zu machen und/oder vorzuführen oder, soweit der Vertragsgegenstand Datenbanken enthält, das Recht, diese Datenbanken oder einen nach Art oder Umfang wesentlichen Teil der Datenbanken zu vervielfältigen, zu verbreiten und/oder öffentlich wiederzugeben oder öffentlich zugänglich zu machen;	d) the database right, i.e. in particular the right to collect or store the Work Results in a data bank, or as a collection which is administrated by a data bank management system on data carriers, to duplicate such data carriers in every possible form, to distribute, lease and lend, to borrow, and/or to store, transfer, reproduce, make available and/or display online, in particular in the internet or WWW, or, to the extent the contract ma-ter includes data banks, the right of re-production, distribution and/or publicly display or making available such data-bases or a part which is material due to its kind or extent;
e) das Recht der Öffentlichen Zugänglichmachung (making-available), insbesondere also das Recht, die Arbeitsergebnisse elektronisch, ganz oder teilweise, drahtgebunden, über Fernleitung oder draht- oder kabellos zu übertragen	e) the right of public access (making-available), thus, in particular the right to transmit the Work Results online or electronically, in part or in whole, via cable or

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und/oder gegenüber der Öffentlichkeit oder geschlossenen Benutzerkreisen in einer Weise zugänglich zu machen, dass es diesen von Orten und zu Zeiten ihrer Wahl zugänglich ist;	wireless, and/or the right of public or non-public flexible (time and location) access;
f) das Online-Übertragungsrecht und das Online-Wiedergaberecht, also das Recht, die Arbeitsergebnisse elektronisch, ganz oder teilweise, drahtgebunden, über Fernleitung oder draht- oder kabellos, insbesondere über das Internet, das WWW oder über andere Online Dienste und/oder über beliebige interne oder externe Netzwerke (insbesondere WAN, LAN, W-LAN) oder per Funk Dritten zugänglich zu machen, zu versenden, zu übertragen, insbesondere auf Einzelabruf, per E-Mail und/oder im Rahmen einer Push-Applikation und/oder die Arbeitsergebnisse auf diesem Weg zu übertragen, zu senden und/oder öffentlich wiederzugeben;	f) the right to online-transmission and online-reproduction, i.e. the right to transmit, transmit electronically, in whole or in part, wired, via telecommunication or wireless, in particular via internet or other online services or via any internal or external network (in particular WAN, LAN, W-LAN) or by funk to third parties, in particular for individual requests, by e-mail and/or in the form of an electronic transmission, and/or to transmit, send and/or publicly display the Work Results in such way to third parties,
g) das Vorführrecht, also das Recht, die Arbeitsergebnisse öffentlich vorzuführen;	g) the right to perform, i.e. the right to present the Work Results in public;
h) das Bearbeitungsrecht, insbesondere das Recht die Arbeitsergebnisse in andere Produkte der Gesellschaft oder eines Dritten zu integrieren bzw. integrieren zu lassen, sie in beliebiger Weise zu ändern, zu erweitern, zu implementieren, zu übersetzen, zu überarbeiten, zu arrangieren oder sonst wie umzuarbeiten oder umzugestalten, an die Bedürfnisse der Gesellschaft oder von Dritten anzupassen, in andere Programmsprachen und/oder für andere Betriebssysteme zu konvertieren und/oder in andere Darstellungsformen zu übertragen sowie die dadurch jeweils gewonnenen Ergebnisse wie die Arbeitsergebnisse selbst zu nutzen;	h) the right to edit, in particular the right to integrate Work Results into other products of the Company or of a third party, to change, extend, implement, translate, revise, arrange or otherwise alter or transform them in any manner, to adapt them to the needs of the Company or third parties, to convert them into other program languages or for other operating systems or to transfer them into other forms of presentation, and the respective results obtained thereby;
i) das Recht der Digitalisierung, insbesondere das Recht, die Arbeitsergebnisse digitalisiert zu erfassen, nicht digitalisierte, im Zusammenhang mit den Arbeitsergebnissen stehende Inhalte, Multimediaapplikationen und Begleitmaterial der Arbeitsergebnisse, insbesondere Dokumentationen, zu digitalisieren und/oder die Arbeitsergebnisse mit anderen Werken in digitalisierter Form zu verbinden; und	i) the right of digitization, in particular the right to digitize the Work Results, to digitize non-digitalized content, multimedia applications and supporting material of the Work Results, in particular documentation, or to combine the Work Results with other works in digitized form; and
j) das Recht, die Arbeitsergebnisse zu nutzen, insbesondere Erzeugnisse unter Verwendung der Arbeitsergebnisse herzustellen,	j) the right to use the Work Results, in particular to create, offer, place on the market, use or possess for these purposes

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anzubieten, in Verkehr zu bringen, zu gebrauchen oder zu diesen Zwecken zu besitzen oder Verfahren unter Verwendung der Arbeitsergebnisse anzuwenden. Die Parteien sind sich darüber einig, dass die vorgenannten Aufzählungen lediglich beispielhaft und nicht abschließend sind. Der Mitarbeiter überträgt der Gesellschaft auch die Rechte für sämtliche noch unbekannte Nutzungsarten.	products using the Work Results, or to apply procedures using the Work Results The Parties agree that the aforementioned enumerations shall be made as an example only and shall not be deemed final. The Employee hereby assigns and shall assign to the Company all rights also for unknown forms of use.
(4) Die vorstehende Rechteübertragung gilt auch für die Zeit nach Beendigung des Arbeitsverhältnisses, ohne dass hierfür ein zusätzlicher Vergütungsanspruch entsteht.	(4) The preceding assignment of rights shall apply also after termination of the Employment Contract, which will not result any additional claim to remuneration.
(5) Die Regelung in § 69 b des Urheberrechtsgesetzes zur Urheberschaft in Arbeits- und Dienstverhältnissen bleibt unberührt. Für designfähige Werke gilt die gesetzliche Vorschrift des § 7 Abs. 2 Designgesetzes.	(5) Sec. 69 b UrhG which regulates the creatorship in employment and service relationships shall remain unaffected by this Employment Contract. For a work of eligible for design protection, the statutory provisions of § 7 subparagraph 2 design patent law shall apply.
(6) Sämtliche vorstehenden Rechte sind der Gesellschaft spätestens zum Zeitpunkt ihrer Entstehung als ausschließliche Rechte übertragen und können von der Gesellschaft nach freiem Belieben ganz oder teilweise auch in Form einer ausschließlichen oder nicht ausschließlichen Berechtigung auf Dritte weiter übertragen werden.	(6) All aforementioned shall be deemed transferred to the Company as exclusive rights immediately upon their creation. The Company shall be entitled to further assign such rights, as a whole or in part, on an exclusive or non-exclusive basis, to third parties in its own sole discretion.
(7) Der Mitarbeiter verzichtet insoweit auf seine etwaigen Nutzungsrechte an den Arbeitsergebnissen, einschließlich des Zugangsrechts gem. § 25 UrhG. Die Gesellschaft nimmt diesen Verzicht an. Dem Mitarbeiter ist es insbesondere, aber nicht ausschließlich, strengstens untersagt, die Arbeitsergebnisse, oder Teile davon, für eigene Zwecke, sowohl privater als auch beruflicher, insbesondere gewerblicher Art, zu nutzen. Hierzu zählt unter anderem auch die Nutzung der Arbeitsergebnisse, oder Teilen davon, zum Zwecke der Eigenwerbung und/oder der Verwendung als Arbeitsproben.	(7) The Employee shall, in this respect, waive any rights it holds inclusive the right of access as per Sec. 25 of the German Copyright Act (UrhG) to use the Work Results himself. The Company accepts this waiver. The Employee is strictly forbidden in particular (but not exclusively) from using the Work Results or parts thereof for its own purposes, both of a private and professional, specifically commercial nature. This also includes, amongst other things, the use of Work Results or parts thereof for the purposes of self-promotion and/or as work samples.
(8) Eine Verpflichtung der Gesellschaft zur Anmeldung oder Verwertung der Nutzungsrechte besteht nicht. Das dem Mitarbeiter nach den Bestimmungen des	(8) The Company is not obliged to register or use the rights to exploitation. The possible right of the Employee to revoke pursuant to the provisions of the German

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Urheberrechtsgesetzes eventuell zustehende Rückrufsrecht wegen Nichtausübung der jeweils übertragenen Nutzungsrechte ist für die Dauer von fünf Jahren ab deren Übertragung ausgeschlossen. Der Rückruf kann erst erklärt werden, nachdem der Mitarbeiter der Gesellschaft eine Nachfrist von zwei Jahren unter Aufforderung zu im Einzelnen bezeichneten Nutzungen gesetzt hat.	Copyright Act due to a failure of the Company to exercise the granted or transferred rights shall be excluded for a term of five years since the grant or transfer of rights. Revocation may be declared only if the Employee had set a deadline to the Company of two years, hereby requesting the exploitation method which must be specifically referred to.
(9) Der Mitarbeiter ist im Rahmen seines Bestimmungsrechts gemäß § 13 S. 2 UrhG damit einverstanden, dass eine Benennung und Bezeichnung des Mitarbeiters als Urheber im Rahmen der Verwertung der vertragsgegenständlichen Rechte nicht erfolgt. Die Parteien stimmen darin überein, dass Urheberpersönlichkeitsrechte und ähnliche Rechte des Mitarbeiters im weitest zulässigen Umfang ausgeschlossen sind.	(9) As part of his right to determination according to Sec. 13 clause 2 UrhG, the Employee hereby consents that he is not named as creator within the exploitation of the contractual rights hereunder. The Parties agree that moral rights and similar rights of the Employee shall be excluded to the largest possible extent.
(10) Der Mitarbeiter stellt eine angemessene Dokumentation seiner patentierbaren, urheberrechtsfähigen und sonst schützbaren Arbeitsergebnisse sicher, muss diese Dokumentation auf dem aktuellen Stand halten, sie der Gesellschaft jederzeit zu Verfügung stellen und ihr sämtliche Nutzungsrechte daran einräumen. Ferner soll der Mitarbeiter die Gesellschaft, ihre Rechtsnachfolger und Abtretungsempfänger auf deren Anforderung beim Erwerb von möglichen Schutzrechten an Arbeitsergebnissen unterstützen und ihnen ermöglichen, sich den vollen und ausschließlichen Nutzen und die Vorteile der Arbeitsergebnisse zu sichern und diese zu verwerten. Der Mitarbeiter soll dementsprechend sämtliche Anmeldungen, Abtretungserklärungen und andere rechtsverbindliche Erklärungen abgeben bzw. ausfüllen und einreichen. Er soll ferner Unterlagen unterzeichnen, die erforderlich oder von der Gesellschaft gewünscht sind, um die Urheberrechte oder anderen gewerblichen Schutzrechte an den Arbeitsergebnissen vollständig zu übertragen und um der Gesellschaft den gesamten und ausschließlichen Gebrauch und die Vorteile dieser Arbeitsergebnisse zu sichern und diese zu verwerten. Um jegliche Zweifel	(10) The Employee must ensure suitable documentation of his patentable, copyrightable and otherwise protectable Work Results, must keep the said documentation up to date and must make it accessible to the Company at any time and must assign title to the said documentation to the Company. Furthermore, at the Company's request, he shall support it upon the acquisition of copyrights and other legal protection possibilities (especially industrial property rights) for the Employee's Work Results at home and abroad. The Employee shall accordingly fill in and submit all applications, assignment declarations and other legal declarations and shall sign all documents which are necessary or desired by the Company in order to assign copyrights or other industrial property rights to the Work Results to the Company in full and to enable the Company, its legal successors and assignees to secure for themselves the full and exclusive use and the benefits of these Work Results and to exploit them. For the avoidance of doubt, this clause shall also apply after termination of the Employment contract.

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auszuschließen gilt diese Vertragsklausel auch nach Beendigung des Arbeitsvertrages.	
(11) Sämtliche vertragsgegenständlichen Rechteübertragungen bzw. Rechteeinräumungen nach diesem § 10 und sämtliche sich hiernach ergebenden Pflichten sind Bestandteil der Arbeitsaufgabe des Mitarbeiters im Sinne von § 1 Abs. 1 dieses Vertrages und sind mit der Zahlung der Vergütung nach § 3 Abs. 1 dieses Vertrags vollständig abgegolten. Mit Ausnahme von Kosten, die durch die vorbezeichnete gesonderte Anforderung der Gesellschaft nach Abs. 10 entstehen, erfolgt keine zusätzliche Kostenerstattung. Für den Fall, dass der Mitarbeiter die Mitwirkungspflichten nach Beendigung des Arbeitsverhältnisses erfüllt, soll er eine angemessene Tagesentschädigung sowie angemessene Kostenerstattung für sämtliche Kosten erhalten, die ihm durch die Aufforderung der Gesellschaft entstanden sind.	(11) The performance of such contractual assignments of rights and the entire transfer of exploitation rights and rights to use after § 10 as well as all obligations arising herefrom are part of the Employee's contractual tasks pursuant to § 1 para 1 of this Employment Contract and shall all be deemed fully compensated by the payment of the remuneration pursuant to § 3 para 1. Except of costs which he has incurred through the Company's request pursuant to para 10, there shall be no additional reimbursement of expenses. If the Employee performs the cooperation obligations after the termination of the employment, he shall accordingly receive a reasonable daily allowance and also the reimbursement of all reasonable costs which he has incurred through the Company's request.
(12) Unberührt bleiben die Regelungen der §§ 32a, 32c UrhG.	(12) Sec. 32a, 32c UrhG shall remain unaffected.
§ 11 **Dauer und Beendigung des Anstellungsverhältnisses** (1) Das Arbeitsverhältnis kann von beiden Parteien mit einer Frist von 3 Monaten zum Monatsende gekündigt werden. Soweit für eine Partei gesetzlich eine längere Kündigungsfrist einzuhalten ist, gilt diese auch für die jeweils andere Partei. Eine Kündigung vor Arbeitsantritt ist ausgeschlossen. Hiervon unberührt ist das Recht beider Parteien auf außerordentliche Kündigung des Arbeitsverhältnisses aus wichtigem Grund mit sofortiger Wirkung.	**§ 11** **Term and Ending of the Employment Contract** (1) The Employment Contract can be terminated by both Parties with a notice period of 3 months to the end of each calendar month. As far as a longer notice period by law is to be observed this shall also apply to the other Party. A termination before commencement of employment is not possible. Both Parties' right to terminate the Employment Contract with important cause and immediate effect shall remain unaffected hereby.
(2) Der Mitarbeiter wird darauf hingewiesen, dass er sich zur Aufrechterhaltung ungekürzter Ansprüche auf Arbeitslosengeld spätestens drei Monate vor Beendigung des Arbeitsverhältnisses persönlich bei der für ihn zuständigen Agentur für Arbeit arbeitssuchend melden muss.	(2) It is pointed out to the Employee that, in order to maintain his full claims to unemployment benefits, he must personally register as seeking work with the employment agency responsible for him at the latest three months prior to the ending of the Employment Contract.

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(3) Jede Kündigung bedarf zu ihrer Wirksamkeit der Schriftform.	(3) Every termination must be in writing in order to be legally valid.
(4) Die Gesellschaft darf den Mitarbeiter bei Vorliegen berechtigter betrieblicher Interessen, insbesondere nach Ausspruch einer ordentlichen Kündigung, unter Fortzahlung seiner Bezüge sowie unter Anrechnung etwaiger Urlaubs- und sonstiger Freizeitansprüche von seiner Dienstverpflichtung freistellen, soweit nicht das Interesse des Mitarbeiters an einer Weiterbeschäftigung überwiegt.	(4) In the event of the existence of justified Company interests, including but not limited to a termination in observance of a notice period, the Company can release the Employee from the continued performance of his employment obligations with continued payment of his remuneration as well as crediting of any holiday and other claims to time off, insofar as the interest of the Employee to a continuation of the employment do not outweigh such.
(5) Das Arbeitsverhältnis endet ohne Ausspruch einer Kündigung mit Ablauf des Monats, in dem der Mitarbeiter die gesetzlichen Voraussetzungen zum Bezug der gesetzlichen Regelaltersrente erfüllt, spätestens jedoch mit Ablauf des Monats, in der der Mitarbeiter die jeweils gültige Regelaltersgrenze der gesetzlichen Rentenversicherung erreicht (derzeit 67 Jahre).	(5) This Contract shall terminate without notice of termination being given, at the end of the month in which the Employee is entitled to statutory regular retirement pension, however, no later than upon expiry of the month in which the Employee reaches the applicable standard age limit as set by statutory pension insurance (currently 67).
(6) Wird durch den Bescheid eines Rentenversicherungsträgers festgestellt, dass der Mitarbeiter auf Dauer berufs- oder erwerbsunfähig ist, so endet das Arbeitsverhältnis mit Ablauf des Monats, in dem der Bescheid zugestellt wird. Beginnt die Rente wegen Berufs- oder Erwerbsunfähigkeit erst nach der Zustellung des Rentenbescheides, so endet das Arbeitsverhältnis mit Ablauf des dem Rentenbeginn vorangehenden Tages. Das Arbeitsverhältnis endet nicht, wenn nach dem Bescheid des Rentenversicherungsträgers eine Rente auf Zeit gewährt wird. In diesem Fall ruht das Arbeitsverhältnis mit allen Rechten und Pflichten von dem Tage an, der auf den nach Satz 1 oder 2 maßgeblichen Zeitraum folgt, bis zum Ablauf des Tages, bis zu dem die Zeitrente bewilligt ist, längstens jedoch bis zum Ablauf des Tages, an dem das Arbeitsverhältnis endet.	(6) If Employee's permanent occupational disability or invalidity is established by notification of a pension insurance institution, the employment shall end upon expiration of the month in which such notification is served. If the pension for occupational disability or invalidity starts only after service of the pension notification, the employment shall end upon expiration of the day preceding the start of pension. The employment will not end, however, if according to the pension insurance institution's notification the pension is granted for a limited period; in such case, the employment, including all rights and duties thereunder, shall rest as from the day following the relevant period as mentioned in sentence 1 and 2 above until expiration of the day up to which the terminable pension is granted, but no longer than until expiration of the day on which the employment ends.
§ 12 Kurzarbeit (1) Der Mitarbeiter erklärt sich bereit, Kurzarbeit auf Anordnung der Gesellschaft zu leisten,	**§ 12 Short-time Work** (1) The Employee agrees to perform short-time work at the Company's request,

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	soweit die Voraussetzungen für die Gewährung von Kurzarbeitergeld nach §§ 95 ff. SGB III vorliegen. Die Gesellschaft weist in diesem Fall nach, dass sie den Arbeitsausfall bei der Agentur für Arbeit nach § 99 Abs. 1 SGB III angezeigt hat. Für die Dauer der Kurzarbeit vermindert sich die nach diesem Arbeitsvertrag geschuldete Vergütung im Verhältnis zu der ausgefallenen Arbeitszeit.		provided that the preconditions for the granting of short-time allowance (Kurzarbeitergeld) pursuant to Sec. 95 et seq. of the German Social Security Code III ("Drittes Sozialgesetzbuch") are met. In this case, the Company shall prove that it has notified the Employment Agency (Agentur für Arbeit) about the shortfall of work in accordance with Sec. 99 para. 1 of the German Social Security Code III. For the duration of the short-time work, the remuneration owed under this Employment Contract shall be reduced in proportion to the reduced working hours.
(2)	Hat der Mitarbeiter Anspruch auf eine Sonderzahlung, deren Höhe von der (ggf. durchschnittlichen) Vergütung abhängt, bemisst sich die Höhe der Sonderzahlung lediglich nach der wegen Kurzarbeit verrin-gerten Vergütung, soweit dem keine zwin-genden gesetzlichen oder tariflichen Vor-schriften entgegenstehen. Die wegen Kurzarbeit ausgefallene Vergütung bleibt insoweit ebenso außer Betracht wie das von der Agentur für Arbeit gezahlte Kurzar-beitergeld.	(2)	If the Employee is entitled to a special payment, the amount of which depends on the (if applicable average) remuneration, the amount of the special payment shall be determined solely on the basis of the reduced remuneration due to short-time work, provided that there are no mandatory statutory or collective agreement provisions to the contrary. The remuneration lost due to short-time work shall be disregarded in this respect, as shall the short-time work allowance paid by the Employment Agency.
(3)	Bei der Anordnung von Kurzarbeit hat die Gesellschaft gegenüber dem Mitarbeiter eine Ankündigungsfrist von drei Wochen einzuhalten.	(3)	When introducing short-time work, the Company is obliged to give the Employee three weeks' notice.
(4)	Für den Zeitraum von gewährtem Erholungsurlaub ist der Mitarbeiter von Kurzarbeit ausgenommen.	(4)	The Employee is exempt from short-time work for the period of granted vaca-tion.
(5)	Die Gesellschaft ist berechtigt, unter Einhaltung einer Ankündigungsfrist von drei Wochen den Zeitraum der ursprünglich angeordneten Kurzarbeit zu verlängern und/oder die regelmäßige wöchentliche Ar-beitszeit unter Aufrechterhaltung von Kurz-arbeit weiter zu verkürzen oder zu erhöhen.	(5)	Subject to a notice period of three weeks, the Company is entitled to extend the period of short-time work originally ordered and/or to further reduce or increase the regular weekly working hours while maintaining short-time work.
(6)	Für den Fall der vorübergehenden behördlichen Schließung des Betriebs der Gesellschaft, in dem der Mitarbeiter tätig ist, kann die Gesellschaft auch ohne Ein-haltung einer Ankündigungsfrist für die ge-samte Dauer der Schließung „Kurzarbeit Null" anordnen.	(6)	In the event of a temporary close-down of the Company's business where the Employee is employed by the authorities, the Company may order "short-time work zero" (Kurzarbeit Null) for the entire duration of the close-down without observing

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Sofern die behördliche Schließung des Betriebes verlängert wird, verlängert sich die Dauer der angeordneten „Kurzarbeit Null“ für diesen Zeitraum ent-sprechend.	a notice period. If the close-down of the Company´s business is extended by the authorities, the duration of the "short-time work zero" ordered for this period shall be extended accordingly.
(7) Besitzt der Mitarbeiter ein positives Zeitguthaben (bspw. auf einem Arbeitszeit-konto oder wegen geleisteter Überstunden) oder Urlaubsansprüche, sind diese zu-nächst einzusetzen, soweit dies erforder-lich ist, um die Voraussetzungen der Ein-führung von Kurzarbeit zu erfüllen.	(7) If the Employee has a positive time credit (e.g. in a working time account or due to rendered overtime) or vacation en-titlements, these must first be used to the extent necessary to meet the require-ments for the introduction of short-time work.
(8) Sollte der vorübergehende Arbeitsaus-fall enden, ist die Gesellschaft dazu be-rechtigt und verpflichtet, die Kurzarbeit durch Erklärung gegenüber dem Mitarbeiter einseitig zu beenden. Der Mitarbeiter ist nach Zugang einer entsprechenden Erklä-rung dazu verpflichtet, umgehend wieder Arbeit im vollen bisherigen Umfang zu leis-ten.	(8) Should the temporary shortfall of work end, the Company is entitled and obliged to unilaterally terminate the short-time work by notice to the Employee. Upon receipt of a respective notice, the Employee is obliged to immediately resume work to the full extent applicable prior to short-time work.
§ 13 **Ausschlussfristen** (1) Die beiderseitigen Ansprüche aus dem Arbeitsverhältnis und solche, die mit dem Arbeitsverhältnis in Verbindung stehen, verfallen, wenn sie nicht innerhalb von drei Monaten nach Fälligkeit gegenüber der anderen Vertragspartei geltend gemacht worden sind. Die Geltendmachung in Textform ist hierzu ausreichend.	**§ 13** **Preclusion Periods** (1) The claims of both Parties arising from the employment and such claims in connection with the employment shall lapse if they have not been asserted against the other contracting Party within three months after falling due. Assertion of claims in text form shall be deemed sufficient in this regard.
(2) Lehnt die Gegenseite den Anspruch ab oder erklärt sie sich nicht innerhalb von zwei Wochen nach der Geltendmachung des Anspruchs, so verfällt dieser, wenn er nicht innerhalb einer Frist von weiteren drei Monaten nach der Ablehnung oder dem Fristablauf gerichtlich geltend gemacht wird. Dies gilt nicht für Zahlungsansprüche des Mitarbeiters, die während eines Kündigungsprozesses fällig werden und von seinem Ausgang abhängen. Für diese Ansprüche beginnt die Verfallfrist von drei Monaten nach rechtskräftiger Beendigung des Kündigungsschutzverfahrens.	(2) If the counter-Party rejects the claim or does not reply within two weeks after the assertion of the claim, then said claim shall lapse if it is not asserted in court within a period of three further months after the rejection or the expiry of the deadline. This shall not apply to claims for payment of the Employee which fall due during dismissal proceedings and which depend on the outcome of the proceedings. For these claims, the expiry deadline of three months shall commence after the final and absolute conclusion of the unlawful dismissal proceedings.
(3) Diese Ausschlussfristen gelten nicht bei Ansprüchen wegen Verletzung des Lebens, des Körpers oder der Gesundheit sowie bei	(3) These preclusion periods shall not be valid in case of claims because of physical injury of life, body or health as well as

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vorsätzlichen Pflichtverletzungen. Außerdem gelten die Ausschlussfristen nicht für Ansprüche aus § 9 und § 10.	in case of intended breaches of duty. The preclusion periods shall not apply to claims according to Section 9 and 10.
(4) Ebenfalls nicht umfasst ist ein Betrag in Höhe des gesetzlichen Mindestlohns oder sonstiger gesetzlicher Mindestentgelte für jede vom Mitarbeiter geleistete Arbeitsstunde bzw. die entsprechenden Lohnersatzansprüche wegen Krankheit oder Urlaub etc.	(4) A sum in the amount of the statutory minimum wage (*Mindestlohn*) or other statutory minimum wages for every work hour rendered by the Employee or the corresponding salary claims due to illness or vacation etc. shall also be excluded herefrom.
(5) Auch andere gesetzliche oder tarifliche Ansprüche, auf die nicht verzichtet werden kann, sind nicht von dieser Ausschlussklausel umfasst.	(5) Other statutory or collective employment (*tariflicher*) claims which cannot be waived shall be excluded from this preclusion provisions as well.
§ 14 **Datenschutz, Mitteilungspflichten, Einwilligung** (1) Der Mitarbeiter wurde über die gesetzlichen Sorgfalts- und Geheimhaltungspflichten im Zusammenhang mit der Bearbeitung von personenbezogenen Daten informiert und wird mit Unterzeichnung dieses Arbeitsvertrags auf das Datengeheimnis verpflichtet. Hiernach ist es dem Mitarbeiter untersagt, personenbezogene Daten zu einem anderen als im Rahmen dieses Arbeitsvertrags zur jeweiligen rechtmäßigen Aufgabenerfüllung gehörenden Zweck zu erheben, zu verarbeiten, zu nutzen, zu übermitteln, bekannt zu geben oder auf sonstige Weise Unbefugten zugänglich zu machen. Diese Verpflichtung besteht auch nach Beendigung der Tätigkeit fort. Verstöße können nach den Vorschriften des BDSG und anderen Rechtsvorschriften geahndet werden (z.B. nach §§ 42, 43 BDSG, §§ 202a, 263a, 303b StGB).	**§ 14** **Data Secrecy, Duties of Notification, Consent** (1) The Employee has been informed about the legal obligations to diligence and confidentiality in the context of processing personal data and is, upon signing of this employment contract, obliged to comply with the data secrecy provisions. By means of such provision, the Employee is prohibited from collecting, processing, using, transmitting, publishing or making accessible personal data in any other manner without authorization to unauthorized persons for other purposes than those required for the lawful fulfilment of his duties set out in this employment contract. This obligation shall remain to be in effect after termination of employment. Acts in violation of these requirements can be punished according to the stipulations of the BDSG and other statutory provisions [e.g. according to Sections 42, 43 BDSG, Sections 202a, 263a, 303b of the German Criminal Code; “StGB”].
(2) Der Mitarbeiter wird der Gesellschaft seine persönlichen Verhältnisse und etwaige Änderungen - insbesondere Personen- oder Familienstand, Unterhaltsverpflichtungen, Anschrift, Telefonnummer, Kontoverbindung, Krankenkassenzugehörigkeit, Grad einer etwaigen Schwerbehinderung, Anerkennung	(2) The Employee shall inform the Company immediately and in writing about his personal situation and possible changes - especially regarding civil or marital status, maintenance obligations, ad-dress, telephone number, bank account, health insurance, degree of a possible severe

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von Rentenleistungen - unverzüglich schriftlich mitteilen.	disability (Schwerbehinderung), acknowledgement of pension benefits.
(3) Die Verpflichtung auf das Datengeheimnis und die Wahrung von Geschäftsgeheimnissen in der **Anlage 1** ist Bestandteil dieses Arbeitsvertrags.	(3) The obligation to data secrecy and protection of trade secrets in **Exhibit 1** is a component of this contract.
§ 15 **Compliance** (1) Der Mitarbeiter verpflichtet sich, die Compliance-Richtlinien (einschließlich der in der IT-Verpflichtungserklärung gemäß **Anlage 2** enthaltenen Vorgaben, der Insider Trading Richtlinie nach **Anlage 3,** des Verhaltens- und Ehtikkodex und Whistleblower Richtlinie der Gesellschaft gemäß **Anlage 4** sowie der External Communications Policy nach **Anlage 5,** die Datenschutzerklärung gemäß **Anlage 6** und die Richtlinie zur Chancengleichheit, Diskriminierung und Belästigung gemäß **Anlage 7**) zu beachten und erkennt diese Regelwerke als Teil dieses Arbeitsvertrages als verbindlich an.	**§ 15** **Compliance** (1) The Employee undertakes to observe the guidelines on compliance (including the requirements set out in the IT-Declaration pursuant to **Exhibit 2**, the insider trading policy according to **Exhibit 3**, the corporate code of conduct and ethics and whistleblower policy pursuant to **Exhibit 4,** the External Communications Policy according to **Exhibit 5**, the Privacy Policy pursuant to **Exhibit 6**, and the Equal Opportunity, Discrimination and Harassment Policy pursuant to **Exhibit 7**) and accepts these guidelines as a binding part of this employment contract.
(2) Dem Mitarbeiter ist bewusst, dass etwaige Verstöße gegen die vorgenannten Regelwerke und Verhaltenspflichten arbeitsrechtliche Konsequenzen nach sich ziehen können, die bis zu einer außerordentlichen Kündigung reichen können.	(2) The Employee is aware that possible violations to the above-mentioned guidelines and behavioral obligations may lead to consequences under labor law that may even result in an extraordinary cancellation of contract.
§ 16 **Aufhebung bisheriger Vereinbarungen** Dieser Vertrag tritt abschließend und vollumfänglich an die Stelle sämtlicher bislang zwischen den Parteien geltenden vertraglichen Bestimmungen, die hiermit einvernehmlich aufgehoben werden; die vorbezeichnete Aufhebung schließt ausdrücklich etwaige bestehende Ansprüche aus betrieblicher Übung, Gesamtzusagen und Praktiken ein.	**§ 16** **Abolition of Previous Agreements** This employment contract shall finally replace all hitherto applicable contractual conditions between the Parties in their entirety which are abrogated hereby; such abrogation shall explicitly include, but not be limited to, possibly existing claims resulting from company practice (*betriebliche Übung*), total consents and practices.
§ 17 **Schlussbestimmungen** (1) Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland.	**§ 17** **Miscellaneous** (1) This Contract is governed by the law of the Federal Republic of Germany.
(2) Dieser Anstellungsvertrag ist in deutscher und englischer Sprache verfasst. Bei	(2) This Employment Contract has been drafted in a German and in an English

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Auslegungsfragen und Streitigkeiten gilt ausschließlich der deutsche Vertragstext.	version. In the event of questions regarding interpretation or disputes, the German version of the contract shall apply exclusively.
(3) Der Mitarbeiter wird der Gesellschaft alle Änderungen über die Angaben zu seiner Person, soweit sie für das Anstellungsverhältnis von Bedeutung sind, unverzüglich mitteilen.	(3) The Employee shall notify the Company without undue delay of all changes to his personal details insofar as such is of significance for the Employment Contract.
(4) Dieser Vertrag gibt die Vereinbarung zwischen den Vertragsparteien vollständig und inhaltlich zutreffend wieder. Schriftliche oder mündliche Nebenabreden bestehen nicht. Änderungen oder Ergänzungen dieses Vertrages bedürfen zu ihrer Rechtswirksamkeit der Schriftform und der ausdrücklichen Bezugnahme auf diesen Vertrag. Dies gilt auch für eine Aufhebung oder Änderung des Schriftformerfordernisses. Hiervon ausgenommen sind lediglich Individualbareden im Sinne von § 305 b BGB.	(4) This Contract completely and correctly contains the agreement made between the Contract Parties. No written or oral ancillary agreements exist. Amendments or supplements to this Contract must be in writing to be legally valid and the express reference to this Employment Contract. This shall apply also for a cancelation or amendment of the requirement to written form. Only individual agreements in the sense of Sec. 305 b BGB shall be excluded herefrom.
(5) Sollten einzelne Bestimmungen dieses Vertrages ganz oder teilweise unwirksam oder undurchführbar sein oder werden, so wird die Wirksamkeit der übrigen Bestimmungen dieses Vertrages hiervon nicht berührt. Anstelle der unwirksamen oder undurchführbaren Bestimmung tritt eine solche Regelung, die in rechtlich zulässiger Weise dem von den Vertragsparteien mit der unwirksamen oder undurchführbaren Bestimmung verfolgten wirtschaftlichen Zweck möglichst nahe kommt. Entsprechendes gilt für den Fall, dass dieser Vertrag Lücken enthalten sollte.	(5) Should individual provisions of this Contract be or become invalid, in whole or in part, the validity of the remaining provisions of this Contract shall not be affected thereby. Such a regulation shall apply instead of the invalid or unenforceable provision, which comes closest in a legally permissible manner to the commercial purpose pursued by the Contract Parties with the invalid or unenforceable provision. The same shall apply for the case that this Contract should contain gaps.
Ort/Place: Hallbergmoos **Datum/Date:** 5/31/2021	Mainz 5/31/2021
DocuSigned by: [signature] A868C61F2D5249A... Company/Gesellschaft Frank Vollmering	DocuSigned by: Dr. med Tim Demuth 71E174CAB4F9418... Employee/Mitarbeiter Dr. med Tim Demuth

Anlage 1:	Verpflichtung auf das Datengeheimnis und die Wahrung von Geschäftsgeheimnissen	**Exhibit 1:**	obligation to data secrecy and protection of trade secrets
Anlage 2:	IT-Verpflichtungserklärung	**Exhibit 2:**	IT-Declaration
Anlage 3:	Insider Trading Richtlinie	**Exhibit 3:**	Insider Trading Policy

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Arbeitsvertrag/Employment Contract: Dr. Tim Demuth Seite/Page 25 von/of 25 Anlage 4: Verhaltens- und Ethikkodex und Whistleblower Richtlinie Exhibit 4: Corporate Code of Conduct and Ethics and Whistleblower Policy Anlage 5: External Communications Policy Exhibit 5: External Communications Policy Anlage 6: Datenschutzerklärung Exhibit 6: Privacy Policy Anlage 7: Richtlinie der Chancengleichheit, Diskriminierung und Belästigung Exhibit 7: Equal Opportunity, Discrimination and Harassment Policy